As filed with the Securities and Exchange Commission on March 11, 2025

Registration No. 333-272546

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SHL TELEMEDICINE LTD.
(Exact name of registrant as specified in its charter)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

90 Yigal Alon Street Tel Aviv 67891, Israel
(Address of Principal Executive Offices) (Zip Code)

2021 EXECUTIVE AND KEY EMPLOYEE
ISRAELI SHARE INCENTIVE PLAN
(Full title of the plan)

SHL Telemedicine USA, Inc.
350 Motor Parkway – Suite 204
Hauppauge, New York 11788
United States
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Scott R. Saks, Esq. Norton Rose Fulbright US LLP 1301 Avenue of the Americas New York, New York 10019-6022 Telephone: (212) 318-3151

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

On June 9, 2023, SHL Telemedicine Ltd. (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-272546), (the “Registration Statement”). registering 3,181,552 Ordinary Shares, par value NIS 0.01 per share, of the Company (“Shares”), for issuance under the 2021 Executive and Key Employee Israeli Share Incentive Plan (the “Plan”).  The Shares may be represented by the American Depositary Shares (“ADSs”) of the Company, each of which represents one Ordinary Share.

This Post-Effective Amendment No. 1 to Form S-8 relates to the Registration Statement.  The Company has terminated the offering of the securities pursuant to the Registration Statement in the United States. In accordance with undertakings contained in the Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment No. 1 hereby terminates the effectiveness of the Registration Statement and, removes from registration any and all of such securities registered and remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on March 11, 2025.

SHL TELEMEDICINE LTD.

By:	/s/ Lior Haalman
	Name:	Lior Haalman
	Title:	Chief Financial Officer

Note:  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement, in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.